Exhibit 99.(d)(xvi)(a)

POLICY NUMBER: [VF99999990]

POLICY SPECIFICATIONS

Long Term Performance Rider

FACE AMOUNT

Impact of Increases to Policy Benefits on the Rider Face Amount – If the Total Face Amount of the Policy is increased by way of a Policy change other than a requested increase, then the Coverage Layer with the most recent Coverage Layer Date will be increased. If more than one Coverage Layer share the most recent Coverage Layer Date, then the order of Coverage Layer increases shown below will be followed:

•	[First, the Face Amount of any other rider that contributes to the Total Face Amount will be increased as described in that rider;]
•	[Second, if no other riders contribute to the Total Face Amount, the Face Amount of this Rider will be increased.]

Decrease In Rider Face Amount – If You request to decrease the Rider Face Amount of this Rider, then the [Rider Coverage Layer with the most recent Coverage Layer Date will be decreased first.]

If the Total Face Amount of the Policy is decreased, then the Rider Face Amount of this Rider may be decreased. If the Total Face Amount is decreased via a Policy change other than a requested decrease, then the Face Amounts of Coverage Layers with the most recent Coverage Layer Date will be decreased. If more than one Coverage Layer share the most recent Coverage Layer Date, then the order of Face Amount decreases shown below will be followed:

•	[First, the Face Amount of any other rider that contributes to the Total Face Amount will be decreased until it is eliminated as described in that rider;]
•	[Second, the Rider Face Amount of this Rider will be decreased until it is eliminated; and]
•	[Finally, the Basic Face Amount under the Policy will be decreased, not to exceed the Policy’s Minimum Basic Face Amount Following Requested Decrease].

CHARGES

Rider Charge – On each Monthly Payment Date prior to the Monthly Deduction End Date, a Rider Charge that is equal to the sum of the following is deducted from the Policy’s [Fixed Account Value]:

•	The Rider Coverage Charge; plus
•	The Rider Cost of Insurance Charge.

Each such charge is described below and may vary by Class. Note that Class includes the Policy form to which this Rider is attached. The charges described here are guaranteed maximum charges. We may charge less than these maximum charges and any lesser charge will apply uniformly to all members of the same Class.

Rider Coverage Charge – The Rider Coverage Charge is equal to the sum of the Rider Coverage Charges for each Rider Coverage Layer. The Rider Coverage Charge for the initial Rider Coverage Layer will not exceed the Maximum Monthly Rider Coverage Charge shown in the table below. The Rider Coverage Charge for any later Rider Coverage Layer will not exceed the Maximum Monthly Rider Coverage Charge shown in the Supplemental Schedule of Coverage to be sent to the Address on Record when the Rider Coverage Layer is added. This charge is based on the Face Amount of the Rider Coverage Layer as of its Coverage Layer Date. Even if the Face Amount of the Rider Coverage Layer is reduced to zero, Rider Coverage Charges on the associated Rider Coverage Layers will never decrease. The Rider Coverage Charge will be eliminated only upon Rider Termination.

ICC25 S25LTP	Page [1]

POLICY NUMBER: [VF99999990]

POLICY SPECIFICATIONS

Rider Cost of Insurance Charge – The Rider Cost of Insurance Charge is equal to the sum of the Rider Cost of Insurance Charges for each Rider Coverage Layer. The Rider Cost of Insurance Charge for each Rider Coverage Layer is equal to (a x b), where:

a = The Monthly Cost of Insurance Rate for the Rider Coverage Layer divided by 1000; and

b = The Net Amount at Risk allocated to the Rider Coverage Layer.

The Net Amount at Risk is allocated proportionately to each Rider Coverage Layer, including each Coverage Layer of other Riders that contribute to the Total Face Amount and each Coverage Layer of Basic Life Coverage under the Policy relative to the Face Amount.

The Maximum Monthly Cost of Insurance Rates for each Rider Coverage Layer are shown in the table below. We reserve the right to charge rates that are lower than the maximums shown. Any lower Rider Cost of Insurance Rates will apply uniformly to all members of the same Class.

TERMINATION CHARGE

Termination Charge Conditions – If the Rider is terminated [by Written Request, or if the Rider Face Amount is reduced to zero due to a Death Benefit Option Change, a requested Face Amount Decrease or a withdrawal], and the Policy remains In Force, any applicable Termination Charge will be deducted from the Policy’s [Fixed Account] Value on the first Monthly Payment Date on or following the date the Rider is terminated. If the Rider terminates [for any other reason including if an accelerated death benefit payment reduces the Rider Face Amount to zero], a Termination Charge will not be deducted from the Policy’s [Fixed Account] Value.

Maximum Termination Charge – The Maximum Termination Charge is the sum of the Maximum Termination Charges on any Rider Coverage Layer that has an associated Termination Charge. The Maximum Termination Charges for the initial Rider Coverage Layer are shown in the Termination Charge Table, below.

If there have been decreases in the Face Amount of any Rider Coverage Layer, including decreases due to withdrawals, the Maximum Termination Charge for that Rider Coverage Layer will not change because of the decrease. The Maximum Termination Charge described is the guaranteed maximum charge. We may charge less than such guaranteed maximum charge. Any lesser charge will apply uniformly to all members of the same Class.

In addition, any Rider Coverage Layer representing an increase in coverage that has an associated Termination Charge will be provided in a Supplemental Schedule of Coverage. The Maximum Termination Charges for any such Rider Coverage Layer will be effective as of its Coverage Layer Date and as of the beginning of each Coverage Year thereafter and will decrease in the same manner as each initial Rider Coverage Layer.

This charge is based on the Face Amount of the Rider Coverage Layer as of its Coverage Layer Date.

ICC25 S25LTP	Page [2]

POLICY NUMBER: [VF99999990]

POLICY SPECIFICATIONS

Table of Maximum Monthly Coverage Charges for

Long Term Performance Rider [(Guaranteed Issue)]

		Insured:	[John Doe]

Policy	Coverage	Policy	Coverage	Policy	Coverage
Year	Charge	Year	Charge	Year	Charge
[1	$28.13	30	28.13	59	28.13
2	28.13	31	28.13	60	28.13
3	28.13	32	28.13	61	28.13
4	28.13	33	28.13	62	28.13
5	28.13	34	28.13	63	28.13
6	28.13	35	28.13	64	28.13
7	28.13	36	28.13	65	28.13
8	28.13	37	28.13	66	28.13
9	28.13	38	28.13	67	28.13
10	28.13	39	28.13	68	28.13
11	28.13	40	28.13	69	28.13
12	28.13	41	28.13	70	28.13
13	28.13	42	28.13	71	28.13
14	28.13	43	28.13	72	28.13
15	28.13	44	28.13	73	28.13
16	28.13	45	28.13	74	28.13
17	28.13	46	28.13	75	28.13
18	28.13	47	28.13	76	28.13
19	28.13	48	28.13	77	28.13
20	28.13	49	28.13	78	28.13
21	28.13	50	28.13	79	28.13
22	28.13	51	28.13	80	28.13
23	28.13	52	28.13	81	28.13
24	28.13	53	28.13	82	28.13
25	28.13	54	28.13	83	28.13
26	28.13	55	28.13	84	28.13
27	28.13	56	28.13	85	28.13
28	28.13	57	28.13	86	28.13
29	28.13	57	28.13	87+	0]

ICC25 S25LTP	Page [3]

POLICY NUMBER: [VF99999990]

POLICY SPECIFICATIONS

Table of Maximum Monthly Cost of Insurance (COI) Rates for

Long Term Performance Rider [(Guaranteed Issue)]

Insured: [John Doe]

Maximum Monthly Cost of Insurance Rates per $1000.00 of Net Amount at Risk applicable to this coverage.

Policy	COI Rate	Policy	COI Rate	Policy	COI Rate
Year		Year		Year
[1	0.11420	30	0.80520	59	20.24350
2	0.12510	31	0.89100	60	21.89610
3	0.13510	32	0.98280	61	23.37870
4	0.14680	33	1.07970	62	25.34290
5	0.15850	34	1.18520	63	27.50320
6	0.17180	35	1.30350	64	29.93860
7	0.18440	36	1.44140	65	32.62170
8	0.19520	37	1.60490	66	35.52070
9	0.20020	38	1.79600	67	38.34190
10	0.20610	39	2.01720	68	41.25060
11	0.21190	40	2.26640	69	44.19530
12	0.21780	41	2.54020	70	47.11980
13	0.22280	42	2.83630	71	49.95900
14	0.22860	43	3.15590	72	52.64660
15	0.23450	44	3.50430	73	56.64960
16	0.24450	45	3.89660	74	61.08170
17	0.25790	46	4.34480	75	66.01940
18	0.27370	47	4.86390	76	71.55390
19	0.29210	48	5.43720	77	77.81150
20	0.31300	49	6.15320	78	83.33330
21	0.33810	50	6.98110	79	83.33330
22	0.36660	51	7.94390	80	83.33330
23	0.39920	52	9.06070	81	83.33330
24	0.43600	53	10.33800	82	83.33330
25	0.47960	54	11.78270	83	83.33330
26	0.52900	55	13.34950	84	83.33330
27	0.58690	56	15.02480	85	83.33330
28	0.65150	57	16.75710	86	83.33330
29	0.72450	58	18.50020	87+	0]

ICC25 S25LTP	Page [4]

POLICY NUMBER: [VF99999990]

POLICY SPECIFICATIONS

Maximum Termination Charge Effective at

Beginning of Coverage Year [(Guaranteed Issue)]

Insured:                                                            [John Doe]

[Maximum Termination Charges are reduced by 1/12 of the Reduction Factor on each Monthly Payment Date after the Coverage anniversary.]

Coverage	Maximum	Reduction
Year	Termination	Factor
[1	Charge
	$3,006.00	48.00
2	2,958.00	49.20
3	2,908.80	48.00
4	2,860.80	49.20
5	2,811.60	469.20
6	2,342.40	468.00
7	1,874.40	469.20
8	1,405.20	468.00
9	937.20	469.20
10	468.00	468.00
11+	0	0]

ICC25 S25LTP	Page [5]

POLICY NUMBER: [VF99999990]

POLICY SPECIFICATIONS

Summary of Coverages Effective on The Policy Date

R25LTP	Long Term Performance Rider [(Guaranteed Issue)]
S25LTP

	Rider Face Amount:	$[100,000]

[ICC25 S25VEN2]	Page [6]